Exhibit 10.4
CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is effective as of October 1, 2022 (the “Effective Date”) and is made by and between Dennis J. Selkoe, M.D., an individual (“Consultant”), and Prothena Biosciences Inc, a Delaware corporation with offices at 331 Oyster Point Boulevard, South San Francisco, CA 94080, U.S.A. (“Prothena”). Consultant and Prothena may each be referred to individually herein as a “Party” and collectively as the “Parties”.

WHEREAS, Prothena is engaged in the business of researching and developing therapies for neurodegenerative diseases;

    WHEREAS, Consultant is an expert in neurodegenerative diseases; and

    WHEREAS, Prothena desires to engage Consultant to provide services to Prothena and Consultant desires to be so engaged.

NOW, THEREFORE, in connection therewith and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and Prothena agree as follows:

1.SCOPE OF SERVICES

1.1Services. Subject to the terms and conditions of this Agreement, Consultant shall perform services to Prothena as requested in connection with its assessment of potential business development opportunities and matters related to partnered collaboration programs (the “Services”).

1.2Performance. Consultant shall perform the Services (a) in a professional, diligent, workmanlike and timely manner, that meets or exceeds the standards and practices that are generally accepted in the industry and exercised by others performing similar services, and (b) in strict compliance with all applicable laws, rules, regulations and guidelines, including but not limited to the U.S. Federal Food, Drug and Cosmetic Act, the U.S. Federal Anti-Kickback Statute, the U.S. Foreign Corrupt Practices Act, and the PhRMA Code on Interactions with Healthcare Professionals. None of the Services nor the Work Product (defined in Section 1.3 below) shall infringe, misappropriate or violate any proprietary rights of any third party.

1.3Work Product. Consultant shall (a) create in a timely and accurate manner, and (b) maintain during the Term (defined in Section 7.1 below), written records of the results, data and other materials and deliverables generated or recorded in the performance of the Services (the “Work Product”), which Work Product shall be owned by, and shall be Confidential Information (defined below) of, Prothena. Promptly upon completion of the Services or termination of this Agreement, or upon earlier request by Prothena, Consultant shall deliver the Work Product to Prothena.

1.4Independent Contractor. Consultant is an independent contractor and nothing in this Agreement or the Services provided hereunder is intended to reflect or create, or shall be construed as reflecting or creating, the relationship of partners, principal and agent, or employer and employee. Neither Party shall have any express or implied authority to assume or create any obligation on behalf of, or in the name of, the other Party to any contract or undertaking with any third party directly or indirectly as a result of this Agreement. Any taxes, insurance or benefits imposed on Consultant due to his business activities, including any Services provided hereunder, shall be the sole responsibility of Consultant.

1.5Prothena Affiliates. Prothena may specify that the Consultant’s Services will be for the benefit of an Affiliate of Prothena. The term “Affiliate” means any entity that controls, is controlled by or is under common control with Prothena.

2.COMPENSATION, EXPENSES AND INVOICING

2.1Compensation. Prothena shall pay Consultant at the rate of $500.00 for each hour of Services actually performed by Consultant. For the avoidance of doubt, travel time, if any, required to perform the Services shall not be billable except to the extent that Services are actually performed during such time.

2.2Travel and Other Expenses. Prothena shall reimburse Consultant for reasonable travel and other expenses actually incurred by Consultant, without commission or mark-up, to the extent necessary to perform the Services.

2.3Maximum Amount Payable. Notwithstanding anything to the contrary herein, the maximum aggregate amount payable to Consultant under this Agreement, including for reimbursement of expenses, shall not exceed $60,000.

2.4Invoicing. Consultant shall submit to Prothena a written invoice (“Invoice”) monthly for Services actually performed and expenses actually incurred. Each such Invoice shall include (a) a description of the Services performed, by date, and the amount of time spent for each Service, (b) the compensation earned by Consultant in accordance with Section 2.1 above, and (c) the reimbursable expenses incurred by Consultant in accordance with Section 2.2 above. Invoices shall be sent by e-mail to Accounting@Prothena.com. Prothena shall pay to Consultant all undisputed amounts due no later than thirty (30) days from Prothena’s receipt of the applicable Invoice; provided, however, that Prothena may withhold payment pending delivery by Consultant to Prothena of any Work Product.

3.CONFIDENTIALITY

3.1Confidential Information. “Confidential Information” means any and all confidential, proprietary and/or trade secret information or materials that are directly or indirectly disclosed by or on behalf of Prothena or its Affiliates to Consultant or its Affiliates in connection with this Agreement. Confidential Information includes, without limitation, trade secrets, processes, formulae, data, know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, employees and customer and contact lists.

3.2Exceptions. Confidential Information shall not include any information that Consultant can demonstrate by competent written evidence (a) previously was in his possession, as shown by its pre-existing records, without violation of any obligation of confidentiality, (b) has become publicly known through no wrongful act of or breach of this Agreement by Consultant, (c) was received by Consultant without breach of this Agreement from a third party without restriction as to the use and disclosure of the information, or (d) was independently developed by Consultant without use of the Confidential Information.

3.3Confidentiality. Consultant shall maintain in confidence and shall not disclose or use for any purpose other than as expressly provided for in this Agreement any Confidential Information. Consultant may use and disclose Confidential Information only to its directors, officers, employees and permitted subcontractors, and solely to the extent required and for the purpose of performing the Services. Consultant shall not use the Confidential Information for any purpose or in any manner that would constitute a violation of any law, rule, regulation or guideline. Consultant shall ensure that any of its directors, officers, employees and subcontractors receiving any Confidential Information as permitted under this Agreement shall be informed of the confidential nature of such Confidential Information and shall be bound by confidentiality obligations at least as strict as the confidentiality obligations in this Agreement to protect the confidentiality of such Confidential Information. Any failure by any such directors, officers, employee or subcontractors of Consultant to meet the foregoing obligations shall be deemed to be a breach by Consultant.

3.4Authorized Disclosures. If Consultant is required by a valid order of a court or other governmental body or otherwise required by the law to disclose Confidential Information, it shall give Prothena timely written notice of such a requirement before doing so and shall cooperate with Prothena to seek a protective order, confidential treatment or other appropriate protections of such Confidential Information.

3.5Notice. Consultant will promptly report to Prothena any actual or suspected breach of the terms of this Section 3, and will take all reasonable further steps requested by Prothena to prevent, control or remedy any such breach.

3.6Return of Confidential Information. Upon request of Prothena or the termination of this Agreement, Consultant shall (a) return to Prothena all tangible forms of the Confidential Information and (b) destroy all electronic forms of the Confidential Information, including all notes, reports or other documents prepared by Consultant that contain any Confidential Information in Consultant’s possession, custody or control, within thirty (30) days of such request or termination; provided, however, that Consultant may retain a single copy of the Confidential Information in a secure format for the sole purpose of determining the scope of Consultant’s obligations under this Agreement.

3.7Survival. The confidentiality and non-use obligations set forth in this Section 3 shall survive termination of this Agreement and continue for a period of seven (7) years following the date of such termination of this Agreement.

3.8Injunctive Relief and Irreparable Harm. Consultant agrees that its breach of any of the obligations of this Section 3 may cause Prothena irreparable damage for which recovery of money damages may be inadequate. Prothena will, therefore, be entitled to seek timely injunctive relief without the necessity of proving money damages, in addition to any and all remedies available at law or equity.

3.9Defend Trade Secrets Act Notice of Immunity Rights. Consultant acknowledges that the Company has provided Consultant with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) Consultant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in confidence to a Federal, State or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (b) Consultant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (c) if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the Confidential Information to its attorney and use the Confidential Information in the court proceeding, if Consultant files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order.

4.INTELLECTUAL PROPERTY

4.1Intellectual Property. “Intellectual Property” means any and all ideas, concepts, discoveries, inventions, developments, formulae, processes, know-how, trade secrets, techniques,

materials, methodologies, modifications, inventions, innovations, improvements, processes, writings, documentation, electronic code, data and rights (whether or not protectable under state, federal or other jurisdictions’ patent, trademark, copyright or similar laws) or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable, and all intellectual property rights therein.

4.2Project IP. Prothena shall solely and exclusively own all right, title and interest in and to the Work Product and all Intellectual Property arising during the course of performance of the Services, whether made solely by either Party or jointly by the Parties (collectively, the “Project IP”). Consultant hereby assigns to Prothena, its successors or assigns, as the case may be, all rights, titles and interest in the Project IP. Consultant shall promptly notify Prothena in writing of any inventions within the Project IP conceived of, or reduced to practice, by Consultant, together with a reasonable description of any such invention.

4.3Assistance. Consultant agrees to execute such documents and take such action as Prothena may request to memorialize, secure and perfect Prothena’s interest in the Project IP. If Prothena is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified above, Consultant hereby irrevocably designates and appoints Prothena as Consultant’s duly authorized officers and agents as Consultant’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on Consultant’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant.

4.4No Other Rights. Delivery of any Intellectual Property or Confidential Information of Prothena to Consultant shall not be deemed to grant to Consultant any right or licenses under such Confidential Information or under any Intellectual Property of Prothena, including without limitation the Work Product or any Project IP, except as expressly set forth in this Agreement.

5.REPRESENTATIONS AND WARRANTIES

5.1By Each Party. Each Party represents and warrants to the other Party that (a) it has the full power and authority to enter into this Agreement, (b) this Agreement has been duly authorized, and (c) this Agreement is binding upon it.

5.2By Consultant. Consultant represents and warrants that (a) entering into this Agreement and performing the Services and obligations contemplated under this Agreement would not violate any law, rule, regulation or judicial order applicable to Consultant, and would not violate or constitute a default under any agreement to which Consultant is a party, and (b) Consultant is not (i) under investigation by the U.S. Food and Drug Administration or any other governmental agency or authority that could result in any debarment, sanction or exclusion action (a “Debarment”), (ii) subject to a Debarment, or (iii) currently excluded or otherwise ineligible from participating in any governmental health care program. In the event that Consultant becomes the subject of an investigation that could result in a Debarment or becomes subject to a Debarment, Consultant shall immediately notify Prothena in writing. Upon the receipt of such notice by Prothena, or if Prothena otherwise becomes aware of such Debarment or threatened Debarment, Prothena shall have the right to terminate this Agreement immediately.

6.INDEMNIFICATION

6.1By Consultant. Consultant shall indemnify and hold Prothena and its Affiliates, and their respective directors, officers, employees and agents (each a “Prothena Indemnitee”),

harmless from and against any and all liabilities, losses, damages or expenses of any kind, including costs and reasonable attorneys’ fees (collectively, “Losses”) arising out of or resulting from any third party suit, proceeding, action, claim or demand (collectively, “Claims”) to the extent resulting from (a) any grossly negligent or willful act or omission by Consultant; or (b) any breach of this Agreement by Consultant. Notwithstanding the foregoing, Consultant shall not be obligated to indemnify any Prothena Indemnitee to the extent that the applicable Claim is subject to Prothena’s indemnification obligations under Section 6.2 below.

6.2By Prothena. Prothena shall indemnify and hold Consultant harmless from any and all Losses arising out of or resulting from Claims to the extent resulting from (a) any grossly negligent or willful acts or omissions by Prothena or any of its directors, officers, employees or agents, or (b) any breach of this Agreement by Prothena. Notwithstanding the foregoing, Prothena shall not be obligated to indemnify Consultant to the extent that the applicable Claim is subject to Consultant’s indemnification obligations under Section 6.1 above.

7.TERM AND TERMINATION

7.1Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall terminate on September 30, 2023, unless terminated earlier pursuant to Section 7.2 below.

7.2Termination. Either Party may terminate this Agreement by providing at least ten (10) business days prior written notice to the other Party.

7.3Effect of Termination. Upon any termination of this Agreement:

(a)Consultant shall immediately cease all Services;

(b)Prothena shall pay to Consultant all amounts due for Services performed under this Agreement;

(c)Consultant shall return or destroy, at Prothena’s election, Prothena’s Confidential Information; and

(d)Consultant shall promptly deliver to Prothena the Work Product, or at Prothena’s instruction, destroy the Work Product.

7.4    Survival. Sections 1.3, 3, 4, 6, 7.3 and 8 shall survive any termination of this Agreement.

8.MISCELLANEOUS

8.1Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter herein and supersedes all previous agreements (oral and written), negotiations and discussions. The Parties may modify or amend the provisions hereof only in a writing duly executed by authorized representatives of the Parties.

8.2Remedies. If (a) Consultant’s Services fail to meet standards set forth in this Agreement, (b) Consultant fails to provide appropriate and timely Services, or (c) Consultant commits any other material error in performance of the Services, Prothena shall in its sole discretion have the right, in addition to any other remedy it may have at law or equity, to (i) require that the applicable Services be remedied or re-performed without charge to Prothena, or (ii) set off the costs of the loss, damage or defect against monies owed to Consultant and/or require Consultant to provide a refund of all amounts paid for such Services.

8.3Notices. All legal notices from one Party to the other will be in writing and will be given by addressing the same to the applicable address set forth below, or at such other address as either may specify in writing to the other. Notices shall be sent by overnight courier, certified mail with return receipt requested, or by other means of delivery requiring an acknowledged receipt. For purposes of clarity, notice may be provided via electronic mail with read receipt requested. All notices shall be effective upon receipt.

To Prothena:         Prothena Biosciences Inc
            331 Oyster Point Boulevard
            South San Francisco, CA 94080, U.S.A.
            Attention: Chief Legal Officer

To Consultant:        Dennis J. Selkoe, M.D.

8.4Assignment. This Agreement and the Services contemplated hereunder are personal to Consultant and Consultant shall not assign, transfer or subcontract any of Consultant’s obligations under this Agreement without the prior written consent of Prothena. Any attempted assignment, transfer or subcontracting in violation hereof shall be null and void. The Company may freely assign this Agreement, and Consultant expressly agrees that any intellectual property rights licensed to the Company are transferable to the Company’s assignee without Consultant’s consent.

8.5Waiver. No waiver by either Party of any obligation under this Agreement, or non-performance thereof, of the other Party shall constitute a waiver of any other obligation or non-performance of such other Party.

8.6Severability. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed modified to the extent necessary to allow enforcement, and all other portions of this Agreement shall remain in full force and effect.

8.7Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any conflicts of laws principles thereof.

8.8Arbitration. To ensure rapid and economical resolution of any disputes unrelated to patent rights regarding this Agreement, in the event any dispute is not resolved by action taken under Section 8.2 above, the Parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, or services thereunder, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, CA under the then applicable American Arbitration Association arbitration rules. The Parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The Parties will share the costs of arbitration equally. Both Parties will be responsible for their own attorney’s fees, and the arbitrator may not award attorney’s fees unless a statute or contract at issue specifically authorizes such an award. Nothing in this Agreement is intended to prevent either Party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. With respect to injunctive relief, the Parties agree to personal jurisdiction and venue in the state or federal courts of San Francisco, California. With respect to any dispute relating to patent rights, including without limitation the validity, enforceability or scope of any patent, the laws of the applicable country of the patent shall govern and the courts of such applicable country shall have jurisdiction with regard to any patent dispute.

8.9Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. This Agreement may be executed electronically (including PDF). The Parties agree that electronic copies of signatures have the same effect as original signatures.

(Signature Page Follows)

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto effective as of the Effective Date.

PROTHENA BIOSCIENCES INC            DENNIS J. SELKOE, M.D.

By: /s/ Gene G. Kinney        /s/ Dennis J. Selkoe
Name: Gene G. Kinney, Ph.D.        Date: October 2, 2022
Title: President and Chief Executive Officer
Date: September 30, 2022

[Signature Page to Consulting Agreement]